Exhibit (h)(vii)



               FORM OF EXPENSE WAIVER AND REIMBURSEMENT AGREEMENT

                  THIS EXPENSE WAIVER AND REIMBURSEMENT AGREEMENT (this "Agreement") is made as of this ____ day of _________, 2010, between The Arbitrage Funds, a Delaware trust (the "Trust"), and Water Island Capital, LLC, a Delaware limited liability company (hereinafter referred to as the "Adviser").

                                    RECITALS

                  WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Trust, as may be amended or modified from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide, or arrange for the provision of, investment advisory services to the Trust on behalf of the Trust's series, the Arbitrage Event Driven Fund (the "Fund"); and

                  WHEREAS, the Trust and the Adviser believe that capping the total expenses, excluding taxes, interest, dividends on short positions, brokerage commissions, acquired fund fees and expenses (as defined in Form N-1A under the Investment Company Act of 1940, as amended, or any successor form thereto) and other costs incurred in connection with the purchase or sale of portfolio securities, of shares of the Fund, will enable the Fund to target niches within the load and no-load product market and will benefit the Fund.

                                    AGREEMENT

                  NOW, THEREFORE, the parties hereto do hereby agree as follows:

1. EXPENSE WAIVER AND REIMBURSEMENT BY THE ADVISER.
The Adviser agrees to waive all or a portion of its management fee and, if necessary, to bear certain other expenses, excluding taxes, interest, dividends on short positions, brokerage commissions, acquired fund fees and expenses and other costs incurred in connection with the purchase or sale of portfolio securities, associated with operating the Fund to the extent necessary to limit the Fund's annualized expenses to the annual rate of 1.69% and 1.44% of the Fund's average daily net assets allocable to its Class R shares and Class I shares, respectively, for the period from the date of this Agreement until August 31, 2015.

2. DUTY OF FUND TO REIMBURSE. The Fund agrees to reimburse the
Adviser such waived fees (but not expenses borne) in later years provided, however, that the Fund is not obligated to pay any such waived fees more than three years after the end of the fiscal year in which the fee was waived.

3. ASSIGNMENT. No assignment of this Agreement shall be made by the Adviser without the prior consent of the Trust.

4. DURATION AND TERMINATION. This Agreement shall be effective for the period from the date of this Agreement until August 31, 2015, and shall continue in effect thereafter unless terminated by either of the parties hereto upon written notice to the other of not less than five days. This Agreement shall automatically terminate upon the termination of the Advisory Agreement.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first written above.


THE ARBITRAGE FUNDS                         WATER ISLAND CAPITAL, LLC



By __________________________               By ___________________________
Name:  John S. Orrico                       Name:  John S. Orrico
Title:    President                         Title:    President